Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS FIRST QUARTER 2021 RESULTS
Reduced Quarterly SG&A by $12.3 Million
Strong Activity Increase Realized in March & April

SUGAR LAND, TX – May 4, 2021 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Results:
•Revenue of $194.6 million, down $42.2 million, or 17.8%, from Q1 2020
•Gross margin was $43.7 million, or 22.5%, slightly below the 24.3% from Q1 2020
•Reduced quarterly SG&A by $12.3 million or 15.7% as compared to Q1 2020
•Strong decremental despite a 17.8% drop in revenue, as a result of disciplined cost management

“TEAM’s first quarter results were adversely impacted by numerous headwinds,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “As expected, we experienced a slow start to the year. January is historically a weak month as our clients’ focus is on scheduling maintenance and capital projects. February’s typical uptick in activity was delayed by the unprecedented winter storms that caused large scale power outages across the U.S. Midwest and Gulf Coast. These storms resulted in a large number of refining and petrochemical plants shutting down temporarily, which reduced our nested activity and postponed projects. We estimate the storms negatively affected our first quarter revenue by approximately $10 million. Our international markets were also affected, as COVID-related lockdowns limited travel and necessitated quarantine restrictions.

“Although we are not pleased with our first quarter results, we were able to minimize the Adjusted EBITDA decremental to 3% compared to Q1 2020, despite a $42.2 million year-over-year revenue decline. The favorable fall through we generated was supported by our 2020 disciplined cost reduction actions. During the quarter, we began to roll back some of our variable cost initiatives that started in late March 2020. We also increased our investments in sales, account management, and technician training and certifications in order to position us to competitively gain market share as our end markets expand and the labor market tightens.

“In March, our activity levels improved significantly with clients returning to more normalized operations as well as the startup of several large turnaround projects. Specifically, our Inspection and Heat Treating and Mechanical Services segments realized approximately a 40% increase in billable hours over February levels. Quest segment’s revenues increased approximately 40% in March over its January and February average. These March activity levels have continued into April and early May.

“The U.S. economy is rebounding, and as COVID-related restrictions are lifted, people are driving more and returning to the workplace, increasing global demand and consumption. The growth in economic activity has provided greater confidence in our 2021 outlook.

“Looking ahead, we continue investing to build upon our competitive advantages. Our balanced operating models which include nested, project and turnarounds, and call-out work provide TEAM the agility to successfully compete in the dynamic environment. Our critical asset solutions and advanced technology applications position TEAM to deliver accretive services and be an integrated service partner. Lastly, our new group structure is designed to accelerate global revenue growth and promote our integrated and innovative solutions. The strong economic outlook – combined with our competitive advantages – have positioned TEAM for growth in 2021 and beyond,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the first quarter of 2021 was $34.3 million ($1.11 loss per diluted share) compared to a loss of $199.7 million ($6.54 loss per diluted share) in the first quarter of 2020. Consolidated Adjusted EBITDA, a non-GAAP measure, was negative $5.3 million for the first quarter of 2021 compared to negative $3.9 million for the prior year quarter.

Consolidated revenue for the first quarter of 2021 was $194.6 million compared to $236.8 million in the prior year quarter. Revenue decreased due to lower activity levels as a result of the negative impact of the COVID-19 pandemic and the winter storms in the Midwest and Gulf Coast. In the first quarter of 2021, consolidated gross margin was $43.7 million, or 22.5%, compared with 24.3% in the same quarter a year ago.

SG&A for the first quarter was $66.1 million, down $12.3 million, or a 15.7% improvement from the first quarter of 2020. The company’s adjusted measure of net income/loss, Consolidated Adjusted EBIT, was a loss of $18.6 million in the first quarter compared to a loss of $17.2 million in the prior year comparable quarter.

First quarter 2021 reported results include certain net charges not indicative of TEAM’s core operating activities, including: $0.8 million of professional costs related to the previously announced new strategic organizational structure (“Operating Group Reorganization”), $2.0 million of severance charges primarily associated with the Operating Group Reorganization, $2.5 million for an accrued legal matter and other legal fees, and $0.4 million of certain other non-recurring professional and administrative fees. Net of tax, these items totaled $4.5 million or $0.14 per diluted share.

Adjusted net loss, consolidated Adjusted EBIT, and Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2021	2020	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$91,139	$107,881	$(16,742)	(15.5)%
MS	87,396	104,519	(17,123)	(16.4)%
Quest Integrity	16,083	24,439	(8,356)	(34.2)%
Total	$194,618	$236,839	$(42,221)	(17.8)%
Operating income (loss):
IHT	$364	$(192,150)	$192,514	NM1
MS	115	1,022	(907)	(88.7)%
Quest Integrity	(252)	6,106	(6,358)	(104.1)%
Corporate and shared support services	(24,527)	(27,910)	3,383	12.1%
Total	$(24,300)	$(212,932)	$188,632	88.6%
_________________
1    NM - Not meaningful

The decrease in year-over-year activity levels across the company was due to the negative impact of the COVID-19 pandemic and winter storms in the Midwest and Gulf Coast, resulting in the postponement of client projects and lower activity levels.

Quest Integrity was particularly affected by the pandemic as stay-at-home orders limited travel and necessitated quarantine restrictions. The travel restrictions resulted in many of Quest’s first quarter projects getting delayed until the second quarter of 2021 or later in the year.

Cash and Debt

Consolidated cash and cash equivalents were $22.3 million at March 31, 2021. The company’s net debt (total debt less cash and cash equivalents) was $310.7 million at March 31, 2021, compared to $287.9 million at Dec. 31, 2020.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, May 5, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its first quarter 2021 results.

By Phone: Dial 1-877-407-5794 inside the U.S. or 1-201-389-0869 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through May 12, 2021 by dialing 1-877-660-6853 inside the U.S. or 201-612-7415 outside the U.S. using the Conference ID 13718673#.

By Webcast: The call will be broadcast over the web and can be accessed on TEAM’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020

Revenues	$194,618	$236,839
Operating expenses	150,917	179,353
Gross margin	43,701	57,486
Selling, general and administrative expenses	66,124	78,444
Restructuring and other related charges, net	1,877	186
Goodwill impairment charge	—	191,788
Operating loss	(24,300)	(212,932)
Interest expense, net	9,396	6,776
Other expense, net	950	472
Loss before income taxes	(34,646)	(220,180)
Less: Benefit for income taxes	(355)	(20,453)
Net loss	$(34,291)	$(199,727)

Loss per common share:
Basic and diluted	$(1.11)	$(6.54)

Weighted-average number of shares outstanding:
Basic and diluted	30,878	30,540

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$22,344	$24,586

Other current assets	271,888	259,146

Property, plant and equipment, net	166,524	170,309

Other non-current assets	275,430	276,934

Total assets	$736,186	$730,975

Current portion of long-term debt and finance lease obligations	$352	$337

Other current liabilities	147,947	132,667

Long-term debt and finance lease obligations, net of current maturities	332,723	312,159

Other non-current liabilities	72,304	71,209

Stockholders’ equity	182,860	214,603

Total liabilities and stockholders’ equity	$736,186	$730,975

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020

Net loss	$(34,291)	$(199,727)

Depreciation and amortization	10,959	11,708

Allowance for credit losses	352	(45)

Deferred income taxes	(920)	(5,764)

Non-cash compensation cost	2,330	1,530

Goodwill impairment charge	—	191,788

Working capital changes	2,462	(263)

Other items affecting operating cash flows	1,925	1,690

Net cash (used in) provided by operating activities	(17,183)	917

Capital expenditures	(3,413)	(8,305)

Cash used for business acquisitions, net	—	(1,013)

Proceeds from disposal of assets	29	—

Other items affecting investing cash flow	—	6

Net cash used in investing activities	(3,384)	(9,312)

Net borrowings under Credit Facility revolver	—	20,153

Net borrowings under ABL facility	19,000	—

Payment under Credit Facility term loan	—	(1,250)

Payments for debt issuance costs	(2,027)	—

Taxes paid for net share settlement of share-based awards, net	(101)	(349)

Other items affecting financing cash flows	(64)	(60)

Net cash provided by financing activities	16,808	18,494

Effect of exchange rate changes	1,517	(1,751)

Net change in cash and cash equivalents	$(2,242)	$8,348

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2021		2020
Revenues
IHT	$91,139		$107,881
MS	87,396		104,519
Quest Integrity	16,083		24,439
	$194,618		$236,839

Operating income (loss) (“EBIT”)
IHT	$364	1	$(192,150)
MS	115		1,022
Quest Integrity	(252)		6,106
Corporate and shared support services	(24,527)		(27,910)
	$(24,300)		$(212,932)

Segment Adjusted EBIT
IHT	$839		$(354)
MS	254		1,152
Quest Integrity	(43)		6,106
Corporate and shared support services	(19,682)		(24,067)
	$(18,632)		$(17,163)

Segment Adjusted EBITDA
IHT	$4,309		$3,629
MS	5,693		6,583
Quest Integrity	669		6,992
Corporate and shared support services	(16,014)		(21,129)
	$(5,343)		$(3,925)

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1    Includes goodwill impairment charge of $191.8 million for the three months ended March 31, 2020. Excluding the goodwill impairment charge, operating loss for IHT would be $0.4 million for the three months ended March 31, 2020.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges, loss on debt extinguishment and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)
	Three Months Ended March 31,
	2021	2020

Adjusted Net Income (Loss):
Net loss	$(34,291)	$(199,727)
Professional fees and other[1]	1,146	2,545
Legal costs[2]	2,475	1,250
Severance charges, net[3]	2,047	186
Goodwill impairment charge	—	191,788
Tax impact of adjustments and other net tax items[4]	(1,190)	(14,050)
Adjusted net loss	$(29,813)	$(18,008)

Adjusted net loss per common share:
Basic	$(0.97)	$(0.59)
Diluted	$(0.97)	$(0.59)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(34,291)	$(199,727)
Provision (benefit) for income taxes	(355)	(20,453)
Interest expense, net	9,396	6,776
Foreign currency loss (gain)[6]	1,123	607
Pension expense (credit)[5]	(173)	(135)
Professional fees and other[1]	1,146	2,545
Legal costs[2]	2,475	1,250
Severance charges, net[3]	2,047	186
Goodwill impairment charge	—	191,788
Consolidated Adjusted EBIT	(18,632)	(17,163)
Depreciation and amortization
Amount included in operating expenses	5,514	5,937
Amount included in SG&A expenses	5,445	5,771
Total depreciation and amortization	10,959	11,708
Non-cash share-based compensation costs	2,330	1,530
Consolidated Adjusted EBITDA	$(5,343)	$(3,925)

Free Cash Flow:
Cash provided by (used in) operating activities	$(17,183)	$917
Capital expenditures	(3,413)	(8,305)
Free Cash Flow	$(20,596)	$(7,388)
____________________________________
1    For the three months ended March 31, 2021, includes $0.8 million of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three months ended March 31, 2020, includes $1.8 million associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three months ended March 31, 2021, primarily relates to an accrued legal matter and other legal fees. For the three months ended March 31, 2020, primarily relates to costs associated with international legal matters.
3    For the three months ended March 31, 2021, $1.9 million associated with the Operating Group Reorganization. For the three months ended March 31, 2020, severance charges are associated with the OneTEAM program, including international operations.
4    Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three months ended March 31, 2021 and 2020 except for the adjustment of the goodwill impairment charge for which the actual tax impact was used.
5    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
6    Represents foreign currency gain/loss. For prior period, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$364	$(192,150)
Severance charges, net[1]	475	8
Goodwill impairment charge	—	191,788
Adjusted EBIT	839	(354)
Depreciation and amortization	3,470	3,983
Adjusted EBITDA	$4,309	$3,629

MS
Operating income	$115	$1,022
Severance charges, net[1]	139	130
Adjusted EBIT	254	1,152
Depreciation and amortization	5,439	5,431
Adjusted EBITDA	$5,693	$6,583

Quest Integrity
Operating income	$(252)	$6,106
Severance charges, net[1]	209	—
Adjusted EBIT	(43)	6,106
Depreciation and amortization	712	886
Adjusted EBITDA	$669	$6,992

Corporate and shared support services
Net loss	$(34,518)	$(14,705)
Provision (benefit) for income taxes	(355)	(20,453)
Interest expense, net	9,396	6,776
Foreign currency loss (gain)[5]	1,123	607
Pension expense (credit)[2]	(173)	(135)
Professional fees and other[3]	1,146	2,545
Legal costs[4]	2,475	1,250
Severance charges, net[1]	1,224	48
Adjusted EBIT	(19,682)	(24,067)
Depreciation and amortization	1,338	1,408
Non-cash share-based compensation costs	2,330	1,530
Adjusted EBITDA	$(16,014)	$(21,129)
___________________
1    Primarily relates to severance charges incurred associated with the Operating Group Reorganization for the three months ended March 31, 2021. For the three months ended March 31, 2020, relates to severance charges associated with the OneTEAM program, including international restructuring under the OneTEAM program.
2    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
3    For the three months ended March 31, 2021, includes $0.8 million of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three months ended March 31, 2020, includes $1.8 million associated with the OneTEAM program (exclusive of restructuring costs).
4    For the three months ended March 31, 2021, primarily relates to an accrued legal matter and other legal fees. For the three months ended March 31, 2020, primarily relates to costs associated with international legal matters.
5    Represents foreign currency gain/loss. For prior period, includes other nominal fees.